Exhibit 10.11

ServiceMax, Inc

4450 Rosewood Dr #200

Pleasanton, CA 94588

April 7, 2019

Neil Barua

Dear Neil:

It is with great pleasure that we extend to you an offer to join ServiceMax, Inc. (“ServiceMax”) in accordance with the terms and conditions set forth in this offer letter (this “Letter”). This Letter will become effective upon your commencement of employment with ServiceMax.

Start Date:	On or about April 15, 2019.

Title and Reporting:	You will be the Chief Executive Officer and President of ServiceMax and will report to the ServiceMax Board of Directors. You will be appointed as a member of the ServiceMax Board of Directors.

Duties:	You will have the normal duties of the CEO of a comparable privately-held company. You will be required to spend substantially all of your working time on the business, with customary exceptions for personal investments and non-profit board service that does not compete with ServiceMax or interfere (individually or in the aggregate) with your employment duties.

Annual Base Salary:	You will receive an annual base salary of $450,000, less applicable tax withholding, and payable in accordance with ServiceMax’s standard payroll practices.

Annual Cash Bonus:	You will have a target annual bonus equal to 120% of your Annual Base Salary.

Profits Interest Grant:	As soon as practicable following your Start Date, you will be granted Class B Units in ServiceMax JV, LP, the parent of ServiceMax, representing the appreciation in the value of ServiceMax JV, LP (“Parent”), following the date of grant based on $17,500,000 dollars at work. The Class B Units will be subject to terms and conditions as set forth in Parent’s standard form of profits interest award agreement applicable to senior executives, including that 50% of the Class B Units will be subject to time-based vesting conditions and the remaining 50% of the Class B Units will be subject to performance- based vesting conditions. Notwithstanding anything set forth herein to the contrary and except as otherwise determined by the general partner of Parent, any time-based Class B Units that are unvested as of the time of a “Sale Transaction” (as defined in the Second Amended and Restated Limited Partnership Agreement of Parent) will not vest upon the Sale Transaction, but will remain outstanding or convert into substantially equivalent awards and will be subject to vesting on the six month anniversary of the Sale Transaction, subject to your continued employment through such date or an earlier termination of your employment without Cause (as defined in Annex A).

Special Performance Profits Interest Grant:	As soon as practicable following your Start Date, you will receive an additional grant of Class B Units in Parent based on an additional $2,000,000 dollars at work (the “Performance Grant”). The entire Performance Grant will be subject to performance-based vesting conditions and other terms and conditions as set forth in Parent’s standard form of profits interest award agreement applicable to senior executives.

Relocation:	ServiceMax will reimburse you for any reasonable and documented moving expenses to Pleasanton, CA, as well as reasonable and documented expenses associated with your accommodation in, and travel to and from, Pleasanton, CA for you and your family for three months following your Start Date.

Benefits:	You will be eligible to participate in standard ServiceMax benefit plans made available to senior executives, including group insurance, retirement benefits and D&O insurance.

Severance:

If your employment is terminated by ServiceMax without Cause, you will be entitled to receive continued payment of your base salary for 12 months and remain eligible to receive a pro-rated bonus for the year of termination payable based on ServiceMax’s determination of actual performance for such year at the time such bonuses are usually paid to senior executives.

Severance is subject to your execution and non-revocation of a release of claims in a form acceptable to ServiceMax within 45 days following the termination date.

Governing Law:	Delaware.

[Signature Page Follows]

Please acknowledge your acceptance of the terms of this Letter by signing and dating in the appropriate spaces below.

Sincerely,

[NAME]
[TITLE]
ServiceMax, Inc.

ACKNOWLEDGED AND ACCEPTED this              day of                     , 2019

Neil Barua

[Signature Page to Offer Letter]

Annex A – Definition of Cause

“Cause” means a termination of your employment by ServiceMax due to:

(i) your commission of any act of fraud, intentional misrepresentation or intentional dishonesty with respect to the Company or any of its subsidiaries;

(ii) your being convicted of or entering a plea of nolo contendere to a felony crime;

(iii) your act of embezzlement; or

(iv) your breach of a material written agreement between you and ServiceMax or any of its affiliates;

provided, however, that with respect to prong (iv) only, to constitute Cause, ServiceMax shall provide written notification of such breach within thirty (30) days after ServiceMax knows of the occurrence thereof, and you shall have thirty (30) days from the date of receipt of such written notice to effect a cure of the breach by discontinuing such breach, and upon such cure thereof, such breach shall no longer constitute Cause. The termination of employment on account of your death, illness or disability shall not constitute grounds for termination for Cause.

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